Exhibit 23.1

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Deloitte & Touche LLP 180 N. Stetson Avenue Chicago, IL 60601-6779 USA Tel: + 1 312 946 3000 Fax: + 1 312 946 2600 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of CBOT Holdings, Inc. of our report dated March 2, 2005 relating to the financial statements of the Board of Trade of the City of Chicago, Inc. and its subsidiaries appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

May 9, 2005

Member of Deloitte Touche Tohmatsu